Exhibit 3.10

ARTICLES OF INCORPORATION

OF

D & E INVESTMENTS, INC.

ARTICLE ONE

The name of the corporation is D & E INVESTMENTS, INC.

ARTICLE TWO

The name of the corporation’s initial resident agent in the State of Nevada is Griffin Corporate Services, Inc. and the address of the initial resident agent is 1325 Airmotive Way, Suite 130, Reno, Nevada, 89502.

ARTICLE THREE

The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the laws of the State of Nevada.

ARTICLE FOUR

The amount of the total authorized capital stock of the corporation is 1,000 shares of Common Stock, $1.00 par value.

ARTICLE FIVE

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the corporation.

ARTICLE SIX

Stockholders of the corporation will be entitled to cumulative voting in the election of directors.

ARTICLE SEVEN

The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the corporation.

ARTICLE EIGHT

The number of directors constituting the initial Board of Directors is 7; thereafter, the number of directors shall be fixed in the manner provided by the Bylaws of the corporation but such number shall be no less than one. The names and addresses of the initial Board of Directors are as follows:

Name	Address
Donald R. Kaufmann	124 E. Main St., P.O. Box 458 Ephrata, PA 17522
G. William Ruhl	Same
Thomas E. Morell	Same
Robert L. Quaranta	Same
Janice C. George	1325 Airmotive Way, #130, Reno, NV 89502
George V. Kingsbury	96 South George St. York, PA 17401
Michael B. Azeez	Bayport One, #400 W. Atlantic City, NJ 08232

ARTICLE NINE

The name and post office address of the incorporator of the corporation is:

Name	Address
Janice C. George	1325 Airmotive Way, #130, Reno, NV 89502

ARTICLE TEN

The corporation is to have perpetual existence.

ARTICLE ELEVEN

In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors is expressly authorized to adopt, alter, or repeal the Bylaws of the corporation, except to the extent that such power may be modified or divested by action of stockholders representing a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote thereon take at any regular or special meeting of the stockholders.

ARTICLE TWELVE

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statues.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation, pursuant to the Nevada REVISED Statutes, do make and file these Articles of Incorporation as of this 11th day of March, 1997.

/s/
Janice C. George

THE STATE OF NEVADA	)
)
COUNTY OF WASHOE	)

On 3/11/97, personally appeared before me, a notary public, Janice C. George personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that she executed the instrument.

/s/
Notary Public in and for the State of Nevada

[NOTARY STAMP]

My Commission Expires:

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